LAPORTE BANCORP, INC.
ANNOUNCES CLOSING OF REORGANIZATION AND STOCK OFFERING

LaPorte, Indiana, October 4, 2012 – LaPorte Bancorp, Inc. (Nasdaq Capital: LPSB), announced today that it has completed the conversion and reorganization pursuant to which LaPorte Savings Bank, MHC has converted to the stock holding company form of organization.  LaPorte Bancorp, Inc., a Maryland corporation (“New LaPorte”) and the new stock holding company for The LaPorte Savings Bank, has sold 3,384,611 shares of common stock at $8.00 per share, for gross offering proceeds of $27.1 million, in its stock offering.

“We are extremely pleased with the results of the offering and are proud of the response we received from our current and former deposit customers.  We look forward to moving ahead as a full stock company and serving our constituents by continuing to provide quality personalized service to our customers and our communities,” said Lee A. Brady, Chief Executive Officer.

Concurrent with the completion of the offering, shares of common stock of LaPorte Bancorp, Inc., a Federal corporation (“LaPorte-Federal”) owned by the public have been exchanged for shares of New LaPorte’s common stock so that LaPorte-Federal’s existing shareholders now own approximately the same percentage of New LaPorte’s common stock as they owned of LaPorte-Federal’s common stock immediately prior to the conversion, as adjusted for the assets of LaPorte Savings Bank, MHC and their receipt of cash in lieu of fractional exchange shares.  Shareholders of LaPorte-Federal will receive 1.3190 shares of New LaPorte’s common stock for each share of LaPorte-Federal common stock they owned immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid based on the offering price of $8.00 per share. As a result of the offering and the exchange of shares, New LaPorte has approximately 6,205,741 shares outstanding.

The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on October 5, 2012 under the trading symbol “LPSBD” for a period of 20 trading days and will thereafter trade as “LPSB.”

Stock certificates for shares purchased in the offering are expected to be mailed to subscribers on or about October 5, 2012.  Current shareholders of LaPorte-Federal that hold their shares in street name or in book-entry form will have shares of New LaPorte deposited directly to their accounts. Shareholders of LaPorte-Federal holding shares in certificated form will be mailed a letter of transmittal on or about October 10, 2012 and receive their shares of New LaPorte common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to New LaPorte’s transfer agent.

Sterne, Agee & Leach, Inc. acted as financial advisor and marketing agent on the transaction.  Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., served as special counsel to New LaPorte and LaPorte-Federal for the conversion and offering.

Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the internet at www.laportesavingsbank.com under Investor Relations.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.